Exhibit 99

Tennant Company Reports First Quarter 2025 Results

Delivered Net Sales of $290 Million on Strong Order Growth While
Lapping $50 Million Backlog-Reduction Benefit in the Prior Year

Returned $25.8 Million to Shareholders

Reaffirms Guidance

MINNEAPOLIS, MN (Apr. 30, 2025)—Tennant Company ("Tennant" or the "Company") (NYSE: TNC) today reported its financial results for the quarter ended March 31, 2025.

(In millions, except per share data)	Three Months Ended March 31,
	2025	2024	Incr / (Decr)
Net sales	$290.0	$311.0	(6.8)%
Net income	$13.1	$28.4	(53.9)%
Diluted EPS	$0.69	$1.49	(53.7)%

Adjusted diluted EPS	$1.12	$1.81	(38.1)%
Adjusted EBITDA	$41.0	$54.9	(25.3)%
Adjusted EBITDA margin %	14.1%	17.7%	(360 bps)

Highlights
•Delivered net sales of $290.0 million for the first quarter of 2025, reflecting a 6.8% decrease from the first quarter of 2024, or a 5.0% organic decline, driven by volume declines across all geographies, particularly in North America, which was lapping a $50 million backlog-reduction benefit in the prior-year period.

•Base business remains strong as order rates increased 13% compared to the first quarter of 2024.

•Achieved Adjusted EBITDA(a) of $41.0 million, a decrease of $13.9 million compared to the first quarter of 2024. Adjusted EBITDA margin(a) of 14.1% decreased 360 basis points, primarily due to volume declines in net sales and unfavorable impact to gross margin as a result of the significant backlog-reduction benefit in the prior year.

•The Company continues to return capital to shareholders in line with its capital allocation priorities. During the quarter, the Company issued dividends totaling $5.6 million and repurchased 235,866 shares for $20.2 million.

•The Company reaffirms its 2025 guidance despite macroeconomic uncertainties, focused on mitigating the impact of current tariffs through supply-chain actions and pricing.

“We are pleased to report Tennant's first quarter results in line with our expectations. Lapping a previous record-high first quarter in the prior year, which benefited from a significant backlog reduction concentrated in higher-margin products and customers, our first quarter results reflect a return to typical seasonal patterns and product mix," said Dave Huml, Tennant President and Chief Executive Officer. "Despite the challenging comparison, underlying business performance remains strong. This quarter represents the fourth consecutive quarter with strong order growth above our long-term targets. We are closely monitoring the macroeconomic uncertainties, particularly those surrounding tariffs, demand, and broader economic conditions. We are focused on
(a)See supplemental non-GAAP financial tables below for a reconciliation of adjusted non-GAAP financial measures to GAAP.

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Page 2 – Tennant Company Reports First Quarter 2025 Results
implementing mitigation strategies to address known tariffs through supply-chain actions and pricing initiatives. Despite the dynamic nature of the current environment, and the challenges in predicting future developments, our current belief is that we remain on track to deliver full-year results within our 2025 guidance range."

Net Sales
Consolidated net sales for the first quarter of 2025 totaled $290.0 million, a 6.8% decrease compared to consolidated net sales of $311.0 million in the first quarter of 2024. The components of the consolidated net sales change were as follows:

Three Months Ended March 31
2025 vs. 2024
Price	(0.1)%
Volume	(4.9)%
Organic decline	(5.0)%
Acquisitions	0.3%
Foreign currency	(2.1)%
Total decline	(6.8)%

Organic Sales
Organic sales, which exclude the effects of foreign currency and acquisitions, decreased 5.0% compared to the prior year. This decline was driven by volume declines across all geographies, particularly in North America, which was lapping a significant backlog-reduction benefit in the prior-year period.

	Three Months Ended March 31, 2025
	Americas	EMEA	APAC	Total
Organic net sales (decline) growth	(6.9)%	0.6%	(7.5)%	(5.0)%

Americas: The 6.9% decrease in the Americas, which includes all of North America and Latin America, was primarily driven by volume declines in equipment, particularly in North America, which was lapping a $50 million backlog-reduction benefit in the prior-year period. This was partially offset by price growth across all product categories in Latin America.

EMEA: The 0.6% increase in EMEA, which includes Europe, the Middle East and Africa, was primarily due to price realization in parts and consumables and service, partly offset by volume declines in equipment. Results varied by geography, with organic growth in the UK and Spain being partially offset by organic declines in France.

APAC: The 7.5% decrease in APAC, which includes China, Australia, Japan and other Asian markets, was primarily due to both volume and price declines in China and Australia. In China, market saturation continues to cause pricing pressure and margin compression amidst declining demand for mid-tier products. In Australia, there are signals of slowing demand due to market uncertainty, with some specific instances of customers delaying equipment orders or opting for rental units instead.

Operating Results
(a)See supplemental non-GAAP financial tables below for a reconciliation of adjusted non-GAAP financial measures to GAAP.

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Page 3 – Tennant Company Reports First Quarter 2025 Results
The gross profit margin of 41.4% declined 280 basis points compared to the first quarter of 2024. This decrease was driven by unfavorable product and customer mix as well as ongoing inflation. The prior-year quarter benefited from a significant backlog reduction concentrated in higher-margin industrial products sold through direct channels.

Selling and Administrative ("S&A") expense totaled $90.7 million in the first quarter of 2025, a $0.8 million increase compared to the first quarter of 2024. The increase was primarily driven by the Enterprise Resource Planning ("ERP") modernization project and restructuring-related charges, partially offset by lower compensation and benefit expense and discretionary spending. When excluding non-GAAP costs, Adjusted S&A(a) as a percentage of net sales increased to 28.7% in the first quarter of 2025, compared to 27.6% in the first quarter of 2024. This increase was primarily driven by lower operating performance, partially offset by diligent cost management.

Adjusted EBITDA(a) was $41.0 million in the first quarter of 2025, compared to $54.9 million in the prior-year period. The decrease in Adjusted EBITDA was primarily due to volume declines in net sales and unfavorable impact to gross margin. Adjusted EBITDA margin(a) for the first quarter of 2025 was 14.1%, down 360 basis points compared to 17.7% in the prior-year period.

Net income was $13.1 million in the first quarter of 2025 compared to $28.4 million in the first quarter of 2024. Adjusted net income(a) was $21.2 million in the first quarter of 2025, a decrease of $13.5 million compared to the first quarter of 2024. The decrease was primarily due to lower operating performance mentioned above, partly offset by lower income taxes.

Cash Flow, Liquidity and Capital Allocation
Tennant used $0.4 million of cash flow for operating activities during the first quarter of 2025, a $3.3 million decrease compared to the prior-year period. Operating cash flow in the first quarter of 2025 was impacted by investments in our ERP modernization project as well as working capital investments and lower operating performance. Tennant generated free cash flow(a) of $(7.4) million in the first quarter of 2025, which included investments in ERP modernization of $12.4 million. When excluding ERP modernization cash flows, the Company converted 28.4% of net income to free cash flow in the first quarter of 2025, which is typically the lightest free cash flow period.

Liquidity remained strong with a balance of $79.5 million in cash and cash equivalents as of the end of the first quarter. Additionally, the Company had $434.3 million of unused borrowing capacity under its revolving credit facility.

The Company continues to strategically deploy cash flow to meet operational capital requirements and to return capital to shareholders in alignment with its capital allocation priorities. During the first quarter, the Company invested $7.0 million in capital expenditures and returned $25.8 million to shareholders through dividends and share repurchases. The Company remains diligent in managing its debt and maintaining a strong balance sheet. The Company's net leverage ratio was 0.66 times Adjusted EBITDA(a), which is below its targeted range of 1x to 2x Adjusted EBITDA(a).

(a)See supplemental non-GAAP financial tables below for a reconciliation of adjusted non-GAAP financial measures to GAAP.

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Page 4 – Tennant Company Reports First Quarter 2025 Results
2025 Guidance
For 2025, Tennant reaffirms the following guidance ranges:

(In millions, except per share data)	2025 Guidance Ranges
Net sales	$1,210 - $1,250
Organic net sales decline	(1.0)% - (4.0)%
Diluted net income per share	$3.80 - $4.30
Adjusted diluted net income per share**	$5.70 - $6.20
Adjusted EBITDA**	$196 - $209
Adjusted EBITDA margin**	16.2% - 16.7%
Capital expenditures	~$20
Adjusted effective tax rate**	23% - 27%

**Excludes ERP modernization costs, other certain nonoperational items and amortization expense.

Conference Call
Tennant will host a conference call to discuss its 2025 first quarter results on May 1, 2025, at 9 a.m. Central Time (10 a.m. Eastern Time). The conference call and accompanying slides will be available via webcast on Tennant's investor website. To listen to the call live and view the slide presentation, go to investors.tennantco.com and click on the link at the bottom of the overview page. A replay of the conference call, with slides, will be available at investors.tennantco.com.

Company Profile
Founded in 1870, Tennant Company (TNC), headquartered in Eden Prairie, Minnesota, is a world leader in the design, manufacture and marketing of solutions that help create a cleaner, safer and healthier world. Its products include equipment for maintaining surfaces in industrial, commercial and outdoor environments; detergent-free and other sustainable cleaning technologies; and cleaning tools and supplies. Tennant's global field service network is the most extensive in the industry. Tennant Company had sales of $1.29 billion in 2024 and has approximately 4,500 employees. Tennant has manufacturing operations throughout the world and sells products directly in more than 21 countries and through distributors in more than 100 countries. For more information, visit www.tennantco.com and www.ipcworldwide.com. The Tennant Company logo and other trademarks designated with the symbol “®” are trademarks of Tennant Company registered in the United States and/or other countries.

Forward-Looking Statements
Certain statements contained in this document are considered “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act. These statements do not relate to strictly historical or current facts and provide current expectations or forecasts of future events. Any such expectations or forecasts of future events are subject to a variety of factors. These include factors that affect all businesses operating in a global market as well as matters specific to us and the markets the Company serves. Particular risks and uncertainties presently facing it include: : geopolitical and economic uncertainty throughout the world; our ability to comply with global laws and regulations; changes in foreign currency exchange rates; our ability to adapt to customer pricing sensitivities; the competition in our business; fluctuations in the cost, quality or availability of raw materials and purchased components; our ability to adjust pricing to respond to cost pressures; unforeseen product liability claims or product quality issues; our ability to attract, retain and develop key personnel and create effective succession planning strategies; our ability to effectively develop and manage strategic planning and growth processes and the related operational plans; our ability to successfully upgrade and evolve our information technology systems; our ability to successfully protect our information technology systems from cybersecurity risks; complications with our new ERP system; the occurrence of a significant business interruption; our ability to maintain the health and safety of our workers; our ability to integrate acquisitions; our ability to develop and commercialize new innovative products and services; and risks related to our business transformation and strategic initiatives.
(a)See supplemental non-GAAP financial tables below for a reconciliation of adjusted non-GAAP financial measures to GAAP.

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Page 5 – Tennant Company Reports First Quarter 2025 Results

The Company cautions that forward-looking statements must be considered carefully and that actual results may differ in material ways due to risks and uncertainties both known and unknown. Information about factors that could materially affect the Company's results can be found in its 2024 Form 10-K. Shareholders, potential investors and other readers are urged to consider these factors in evaluating forward-looking statements and are cautioned not to place undue reliance on such forward-looking statements.

The Company undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by law. Investors are advised to consult any further disclosures by the Company in its filings with the Securities and Exchange Commission and in other written statements on related subjects. It is not possible to anticipate or foresee all risk factors, and investors should not consider any list of such factors to be an exhaustive or complete list of all risks or uncertainties.

Non-GAAP Financial Measures
This news release and the related conference call include presentation of Non-GAAP measures that include or exclude special items of a nonrecurring and/or nonoperational nature (hereinafter referred to as “special items”). Management believes that the Non-GAAP measures provide useful information to investors regarding the Company’s results of operations and financial condition because they permit a more meaningful comparison and understanding of Tennant Company’s operating performance for the current, past or future periods. Management uses these Non-GAAP measures to monitor and evaluate ongoing operating results and trends and to gain an understanding of the comparative operating performance of the Company.

The Company believes that disclosing selling and administrative (“S&A”) expense – as adjusted, S&A expense as a percent of net sales – as adjusted, operating income – as adjusted, operating margin – as adjusted, income before income taxes – as adjusted, income tax expense – as adjusted, net income – as adjusted, net income per diluted share – as adjusted, EBITDA – as adjusted, and EBITDA margin – as adjusted (collectively, the “Non-GAAP measures”), excluding the impacts from special items, is useful to investors as a measure of operating performance. The Company uses these measures to monitor and evaluate operating performance. The Non-GAAP measures are financial measures that do not reflect United States Generally Accepted Accounting Principles (GAAP). The Company calculates the Non-GAAP measures by adjusting for ERP modernization costs, restructuring-related costs, transaction-related costs and amortization expense. The Company calculates income tax expense – as adjusted by adjusting for the tax effect of these Non-GAAP measures. The Company calculates net income per diluted share – as adjusted by adjusting for the after-tax effect of these Non-GAAP measures and dividing the result by the diluted weighted average shares outstanding. The Company calculates EBITDA margin – as adjusted by dividing EBITDA – as adjusted by net sales.

INVESTOR RELATIONS CONTACT:

Lorenzo Bassi
Vice President, Finance and Investor Relations
investors@tennantco.com
763-540-1242

FINANCIAL TABLES FOLLOW
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Page 6 – Tennant Company Reports First Quarter 2025 Results
TENNANT COMPANY
CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(In millions, except shares and per share data)	Three Months Ended March 31,
	2025	2024
Net sales	$290.0	$311.0
Cost of sales	170.0	173.5
Gross profit	120.0	137.5
Selling and administrative expense	90.7	89.9
Research and development expense	9.7	10.1
Operating income	19.6	37.5
Interest expense, net	(2.3)	(2.3)
Net foreign currency transaction loss	(0.2)	(0.2)
Other income, net	0.1	0.1
Income before income taxes	17.2	35.1
Income tax expense	4.1	6.7
Net income	$13.1	$28.4

Net income per share
Basic	$0.70	$1.52
Diluted	$0.69	$1.49

Weighted average shares outstanding
Basic	18,702,438	18,665,570
Diluted	18,960,007	19,077,767
GEOGRAPHICAL NET SALES(1) (Unaudited)

	Three Months Ended March 31,
	2025	2024	% Change
Americas	$197.3	$215.6	(8.5)%
Europe, Middle East and Africa	76.0	76.8	(1.0)%
Asia Pacific	16.7	18.6	(10.2)%
Total	$290.0	$311.0	(6.8)%
(1) Net of intercompany sales.

Page 7 – Tennant Company Reports First Quarter 2025 Results
TENNANT COMPANY
CONSOLIDATED BALANCE SHEETS (Unaudited)

(In millions, except shares and per share data)	March 31, 2025	December 31, 2024
ASSETS
Cash and cash equivalents	$79.5	$99.8
Receivables, less allowances of $7.5 and $7.1, respectively	251.2	259.1
Inventories	191.3	183.8
Prepaid and other current assets	28.9	33.9
Total current assets	550.9	576.6
Property, plant and equipment, less accumulated depreciation of $323.8 and $310.9, respectively	185.7	184.4
Operating lease assets	54.3	54.6
Goodwill	192.8	185.6
Intangible assets, net	57.3	58.7
Other assets	139.3	130.2
Total assets	$1,180.3	$1,190.1
LIABILITIES AND EQUITY
Current portion of long-term debt	$0.5	$1.3
Accounts payable	115.3	126.9
Employee compensation and benefits	39.3	53.1
Other current liabilities	102.3	110.9
Total current liabilities	257.4	292.2
Long-term debt	213.3	198.2
Long-term operating lease liabilities	35.4	36.3
Employee benefits	14.2	13.5
Deferred income taxes	5.1	4.9
Other liabilities	28.8	22.9
Total long-term liabilities	296.8	275.8
Total liabilities	$554.2	$568.0
Common Stock, $0.375 par value; 60,000,000 shares authorized; 18,703,285 and 18,849,456 shares issued and outstanding, respectively	7.0	7.1
Additional paid-in capital	57.6	76.7
Retained earnings	617.2	609.7
Accumulated other comprehensive loss	(57.4)	(72.7)
Total Tennant Company shareholders' equity	624.4	620.8
Noncontrolling interest	1.7	1.3
Total equity	626.1	622.1
Total liabilities and total equity	$1,180.3	$1,190.1

Page 8 – Tennant Company Reports First Quarter 2025 Results
TENNANT COMPANY
CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

(In millions)	Three Months Ended March 31,
	2025	2024
OPERATING ACTIVITIES
Net income	$13.1	$28.4
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation expense	10.6	9.6
Amortization expense	3.4	3.9
Deferred income tax benefit	0.5	(1.0)
Share-based compensation expense	3.2	3.2
Bad debt and returns expense	0.7	0.3
Other, net	0.2	0.1
Changes in operating assets and liabilities:
Receivables	10.9	(10.1)
Inventories	(8.2)	(9.2)
Accounts payable	(8.7)	13.9
Employee compensation and benefits	(14.5)	(20.7)
Other assets and liabilities	(11.6)	(15.5)
Net cash (used in) provided by operating activities	(0.4)	2.9
INVESTING ACTIVITIES
Purchases of property, plant and equipment	(7.0)	(3.0)
Purchase of investment	—	(32.1)
Payments made in connection with business acquisition, net of cash acquired	—	(25.5)
Investment in leased assets	(0.1)	(0.2)
Cash received from leased assets	0.2	0.2
Net cash used in investing activities	(6.9)	(60.6)
FINANCING ACTIVITIES
Proceeds from borrowings	15.0	40.0
Repayments of borrowings	(0.8)	(26.2)
(Repurchases) proceeds from exercise of stock options, net of employee tax withholdings obligations of $2.6 and $3.5, respectively	(2.1)	19.5
Repurchases of common stock	(20.2)	(1.1)
Dividends paid	(5.6)	(5.3)
Net cash (used in) provided by financing activities	(13.7)	26.9
Effect of exchange rate changes on cash and cash equivalents	0.7	2.5
Net decrease in cash and cash equivalents	(20.3)	(28.3)
Cash and cash equivalents at beginning of period	99.8	117.1
Cash and cash equivalents at end of period	$79.5	$88.8

Page 9 – Tennant Company Reports First Quarter 2025 Results
TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES
Reported to Adjusted Net Income and Net Income Per Share

(In millions, except per share data)	Three Months Ended March 31,
	2025	2024
Net income - as reported	$13.1	$28.4
Adjustments:
Amortization expense	2.5	2.9
Restructuring-related charge (S&A expense) (2)	1.1	—
ERP modernization costs (S&A expense) (3)	4.5	1.9
Transaction and integration-related costs (S&A expense) (4)	—	1.5
Net income - as adjusted	$21.2	$34.7

Net income per share - as reported:
Diluted	$0.69	$1.49
Adjustments:
Amortization expense	0.13	0.15
Restructuring-related charge (S&A expense) (2)	0.06	—
ERP modernization costs (S&A expense) (3)	0.24	0.10
Transaction and integration-related costs (S&A expense) (4)	—	0.08
Net income per diluted share - as adjusted	$1.12	$1.81
(2) Restructuring expenses reflect our ongoing global reorganization efforts to align our expense structure with key strategic initiatives and long-term business objectives.
(3) Enterprise Resource Planning (ERP) modernization initiative investment. This investment is expected to drive future operational efficiencies across the organization.
(4) Due diligence and integration costs associated with the acquisition of TCS, and costs associated with the investment in Brain Corp, Inc., a privately held autonomous technology company.

Page 10 – Tennant Company Reports First Quarter 2025 Results
TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES
Reported Net Income to Adjusted Earnings Before Interest, Taxes, Depreciation, and Amortization (EBITDA)

(In millions)	Three Months Ended March 31,
	2025	2024
Net income - as reported	$13.1	$28.4
Less:
Interest expense, net	2.3	2.3
Income tax expense	4.1	6.7
Depreciation expense	10.6	9.6
Amortization expense	3.4	3.9
EBITDA	33.5	50.9
Adjustments:
Restructuring-related charge (S&A expense) (2)	1.5	—
ERP modernization costs (S&A expense) (3)	6.0	2.5
Transaction and integration-related costs (S&A expense) (4)	—	1.5
EBITDA - as adjusted	$41.0	$54.9
EBITDA margin - as adjusted	14.1%	17.7%

Page 11 – Tennant Company Reports First Quarter 2025 Results
TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES
Reported to Adjusted Selling and Administrative Expense (S&A expense) and Operating Income

(In millions)	Three Months Ended March 31,
	2025	2024
S&A expense - as reported	$90.7	$89.9
S&A expense as a percent of net sales - as reported	31.3%	28.9%
Adjustments:
Restructuring-related charge (S&A expense) (2)	(1.5)	—
ERP modernization costs (S&A expense) (3)	(6.0)	(2.5)
Transaction and integration-related costs (S&A expense) (4)	—	(1.5)
S&A expense - as adjusted	$83.2	$85.9
S&A expense as a percent of net sales - as adjusted	28.7%	27.6%

Operating income - as reported	$19.6	$37.5
Operating margin - as reported	6.8%	12.1%
Adjustments:
Restructuring-related charge (S&A expense) (2)	1.5	—
ERP modernization costs (S&A expense) (3)	6.0	2.5
Transaction and integration-related costs (S&A expense) (4)	—	1.5
Operating income - as adjusted	$27.1	$41.5
Operating margin - as adjusted	9.3%	13.3%

Page 12 – Tennant Company Reports First Quarter 2025 Results
TENNANT COMPANY
SUPPLEMENTAL NON-GAAP FINANCIAL TABLES
Reported to Adjusted Income Before Income Taxes and Income Tax Expense

(In millions)	Three Months Ended March 31,
	2025	2024
Income before income taxes - as reported	$17.2	$35.1
Adjustments:
Amortization expense	3.4	3.9
Restructuring-related charge (S&A expense) (2)	1.5	—
ERP modernization costs (S&A expense) (3)	6.0	2.5
Transaction and integration-related costs (S&A expense) (4)	—	1.5
Income before income taxes - as adjusted	$28.1	$43.0

Income tax expense - as reported	$4.1	$6.7
Effective tax rate - as reported	23.8%	19.1%
Adjustments (5):
Amortization expense	0.9	1.0
Restructuring-related charge (S&A expense) (2)	0.4	—
ERP modernization costs (S&A expense) (3)	1.5	0.6
Income tax expense - as adjusted	$6.9	$8.3
Effective tax rate - as adjusted	24.6%	19.3%
(5) In determining the tax impact, we applied the statutory rate in effect for each jurisdiction where income or expenses were generated.
Free Cash Flow Conversion

(In millions)	Three Months Ended March 31,
	2025	2024
Net income - as reported	$13.1	$28.4
Adjustments:
ERP modernization costs (S&A expense) (3)	4.5	1.9
Net income - as adjusted	$17.6	$30.3

Cash provided by operating activities - as reported	$(0.4)	$2.9
Less:
Capital expenditures	(7.0)	(3.0)
Free cash flow (6)	$(7.4)	$(0.1)
Adjustments:
ERP modernization spend	12.4	7.2
Free cash flow - as adjusted	$5.0	$7.1

Net income to free cash flows conversion	28.4%	23.4%
(6) Free Cash Flow reflects cash provided by operating activities less capital expenditures.
(###)